Exhibit 8.1

April 19, 2024

Calumet, Inc.

2780 Waterfront Parkway East Drive, Suite 200

Indianapolis, Indiana 46214

Ladies and Gentlemen:

We have acted as counsel to Calumet Inc., a Delaware corporation (“New Calumet”), in connection with the corporate reorganization of Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Partnership”), to convert from a master limited partnership to a corporation (the “Conversion”) through (i) an election by the Calumet GP, LLC, a Delaware limited liability company (the “General Partner”), to be taxable as a corporation (the “Election”) for U.S. federal income tax purposes, (ii) a merger of Calumet Merger Sub II LLC, a wholly owned subsidiary of New Calumet, with and into the Partnership with the Partnership continuing as the surviving entity and a wholly owned subsidiary of New Calumet, pursuant to which all of the common units representing limited partner interests in the Partnership (“common units”) will be exchanged into the right to receive an equal number of shares of common stock, par value $0.01 per share, of New Calumet (“common stock”) (the “Partnership Merger”), and (iii) a merger of Calumet Merger Sub I LLC, a wholly owned subsidiary of New Calumet, with and into the General Partner with the General Partner continuing as the surviving entity and a wholly owned subsidiary of New Calumet, pursuant to which all outstanding equity interests of the General Partner will be exchanged into the right to receive an aggregate of 5,500,000 shares of common stock and 2,000,000 warrants to purchase common stock at an exercise price of $20.00 per share (subject to adjustment) (the “GP Merger” and, together with the Partnership Merger, the “Mergers”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement (as defined below).

This opinion is being delivered in connection with the Registration Statement (File No. 333-277682) of New Calumet on Form S-4, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Restructuring Agreement, the Conversion Agreement, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Gibson, Dunn & Crutcher LLP

811 Main Street Suite 3000 | Houston, TX 77002-6117 | T: 346.718.6600 | F: 346.718.6620 | gibsondunn.com

Calumet, Inc.

April 19, 2024

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the Conversion, including the Mergers, will be consummated in the manner described in the Registration Statement, the Restructuring Agreement and the Conversion Agreement and will be effective under applicable law, (ii) none of the terms or conditions contained in either the Registration Statement, the Restructuring Agreement or the Conversion Agreement will be waived or modified, and (iii) the facts relating to the Conversion and Mergers are accurately and completely reflected in the Registration Statement, the Restructuring Agreement and the Conversion Agreement. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, and warranties set forth in the documents referred to above.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could affect the conclusion expressed herein. There can be no assurance that the IRS or a court will not take a position contrary to our opinion.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm that the statements of legal conclusion set forth in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences” constitute the opinion of Gibson, Dunn & Crutcher LLP as to the material U.S. federal income tax considerations to U.S. Holders in connection with the unitholder vote regarding the transactions contemplated by the Conversion Agreement and the ownership and disposition of common stock and warrants following the consummation of the Conversion, including the Mergers.

This opinion is being delivered prior to the consummation of the Conversion and the Mergers and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Our opinion is limited to the U.S. federal income tax issues specifically addressed herein, and no opinion is expressed or should be inferred as to any other U.S. federal income tax issues or the tax consequences under any state, local or foreign laws or with respect to other areas of U.S. federal taxation. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully,

/s/ Gibson, Dunn & Crutcher LLP